April 29, 2008

W. Neil Jones
c/o Noven Pharmaceuticals, Inc.
11960 SW 144th Street
Miami, Florida 33186

Dear Neil:

This letter confirms the arrangement regarding your resignation as Vice President Sales and Marketing of Noven Pharmaceuticals, Inc. (”Noven”).

1. Noven has expressed its desire that you continue your employment with Noven until May 31, 2008 in order to ensure an orderly transition of your position to your successor.

2. It is understood and agreed that you will: (a) continue to perform your regular duties as Noven’s Vice President Sales and Marketing, but providing that you may telecommute from your home until the earlier of May 31, 2008 and (b) you will assist the Corporation in the transition of the position of Vice President Sales and Marketing to your successor from the date hereof through May 31, 2008.

3. In exchange for (i) continuing your employment through May 31, 2008 (or such earlier date as may be mutually agreed to the by the parties) (the “Employment Separation Date”) in accordance with paragraph 2 and (ii) signing the Confidential Separation Agreement and General Release of All Claims attached hereto as Exhibit A, Noven agrees to the following:

a.	You will be paid a retention bonus of, One Hundred Thousand and 00/100 dollars ($100,000), which amount will be paid in 9 bi-weekly installments commencing on the Employment Separation Date.

b.	You will be paid all of your accrued but unused vacation time which you had earned through the Employment Separation Date. You will not continue to earn vacation or other paid time off after the Employment Separation Date.

c.	The equity awards (stock options and SSARs) listed in Exhibit 1 attached hereto will continue to vest through the Employment Separation Date. All vesting will cease as of that date and you will have 12 months from your Employment Separation Date with which to exercise any and all vested awards under and in accordance with the Noven’s 1999 Long Term Incentive Plan, provided, however that this provision shall not extend the original seven year term of any of your equity awards.

d.	Your participation in Noven’s medical and dental insurance programs at employee rates will continue for you and your covered dependents during the time period that you receive separation pay, up to and including the end of the month in which the last check representing separation pay is issued, so long as you continue to contribute your “employee contribution” for medical coverage during such period.

e.	You will have the option to elect to continue your health care coverage for an additional 18 months under COBRA, provided you pay the full monthly premium cost of the coverage. Detailed information on COBRA will be provided to you under separate cover.

4. The parties acknowledge that this agreement is not an employment contract, that you will continue to be an employee “at will”, and that we retain the right to terminate you for any reason or no reason at any time; provided that if you are terminated for any reason other than for cause prior to May 31, 2008, then you will be entitled to the benefits listed in paragraph 3 hereof.

If you have any questions please do not hesitate to contact me. Otherwise, please indicate your acceptance of the terms and conditions set forth herein by signing this letter where indicated below.

NOVEN PHARMACEUTICALS, INC.

Sincerely,

/s/ Carolyn Donaldson
Carolyn Donaldson
Vice President, Human Resources

Agreed to and Accepted by:

/s/ W. Neil Jones
W. Neil Jones
Dated: 5/4/08